Exhibit 99.2

BioSig Announces Closing of $3 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

Westport, CT, May 30, 2024 — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”) a medical technology company committed to delivering unprecedented accuracy and precision to intracardiac signal visualization, today announced the closing of its previously announced registered direct offering priced at-the-market under Nasdaq rules of an aggregate of 1,570,683 shares of its common stock at a purchase price of $1.91 per share and concurrent private placement unregistered warrants to purchase up to 1,570,683 shares of common stock at an exercise price of $1.78 per share. The unregistered warrants are immediately exercisable and will expire five years from the date of issuance.

H.C. Wainwright & Co. acted as exclusive placement agent for the offering.

The gross proceeds to the Company from the offering were approximately $3 million, before deducting placement agent fees and other offering expenses payable by the Company. BioSig intends to use the net proceeds of this offering for working capital and general corporate purposes.

The shares of common stock offered in the registered direct offering (but excluding the unregistered warrants or the shares of common stock underlying such unregistered warrants) described were offered and sold by BioSig pursuant to a shelf registration statement on Form S-3 (File No. 333-251859) that was previously filed with the Securities and Exchange Commission (“SEC”) on December 31, 2020, and subsequently declared effective on January 12, 2021. The offering of the shares of common stock were made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying base prospectus relating to, and describing the terms of, the registered direct offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the registered direct offering may also be obtained by contacting H.C. Wainwright & Co., LLC, at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

The offer and sale of the unregistered warrants issued in the concurrent private placement were made in a transaction not involving a public offering and have not been registered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the unregistered warrants and the underlying shares of common stock may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About BioSig Technologies, Inc.

BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Such statements include, but are not limited to, statements related to the intended use of proceeds from the offering. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) BioSig’s ability to regain compliance with and meet the continued listing requirements of the Nasdaq Capital Market to maintain listing of its common stock; (ii) our cost reduction plan and associated workforce reduction or other cost-saving measures not reaching the targeted reduction of cash burn by 50%; (iii) the geographic, social, and economic impact of pandemics or worldwide health issues on BioSig’s ability to conduct its business and raise capital in the future when needed; (iv) BioSig’s inability to manufacture its products and product candidates on a commercial scale on its own, or in collaboration with third parties; (v) difficulties in obtaining financing on commercially reasonable terms; (vi) changes in the size and nature of BioSig’s competition; (vii) loss of one or more key executives or scientists; (viii) difficulties in securing regulatory approval to market BioSig’s products and product candidates; and (ix) market and other conditions. For a discussion of other risks and uncertainties, and other important factors, any of which could cause BioSig’s actual results to differ from those contained in forward-looking statements, see BioSig’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in BioSig’s Annual Report on Form 10-K, filed with the SEC on April 16, 2024. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Todd Adler

BioSig Technologies, Inc.

Investor Relations

55 Greens Farms Rd

Westport, CT 06880

tadler@biosigtech.com

203-409-5444 ext. 104

Or

Anthony Amato, Chief Executive Officer

aamato@biosigtech.com

203-409-5444 ext. 102